Assignment Agreement

is made of 3, of February 2011
(hereinafter referred to as the **"Effective Date"**)

between

ALPHA GLOBAL INDUSTRIES Ltd. (BVI), with registered address at Al Habtoor Business Tower, Dubai Marina, Dubai, UAE

(hereinafter referred to as the "**AGI**")

and

AXIUS Inc., registered address at 100 King Street West, 37th Floor, Toronto, ON M5X1C9

(hereinafter referred to as the "**AXIUS**")

hereinafter individually referred to as the "**Party**" and collectively referred to as the "**Parties**"

WHEREAS with effect 1/27 2010, AGI did enter into a Memorandum of Understanding (hereinafter termed "*MoU*") and Particular Conditions Set n° 1 related to MoU (hereinafter termed "***Particular Conditions Set n° 1***") with the company FRENCHCosmetic Centre Ltd (hereinafter termed "*FC*"), pursuant to which AGI is, for the full term of the MoU, entitled to Commissions on all amounts invoiced and collected by FC from the Company Evora Cosmetic & Wellness Gmbh (hereinafter referred to as "**Evora**"), with registered address at Einsteinstr. 4, 63868 Grosswallstadt, Germany.

WHEREAS the MoU and Particular Conditions Set n°1 are valid for an initial period of 5 (five) years, renewable thereinafter as permitted therein.

WHEREAS, AGI wishes to assign to Axius all of its present and future rights under Particular Conditions Set n° 1.

NOW THEREFORE the Parties mutually agree as follows:

1.1. AGI hereby irrevocably and unconditionally agrees to assign to Axius all its present and future rights under Particular Conditions Set n° 1.

Axius hereby irrevocably and unconditionally accepts the assignment of all of AGI's present and future rights under Particular Conditions Set n° 1.

1.2. Axius Agrees to pay AGI a total of US$200,000 Two Hundred Thousand US dollars – hereinafter referred to as the "**Assignement Price**") for the assignment to Axius of all of AGI's present and future rights under Particular Conditions Set n° 1.

Payment of the Assignment Price by Axius to AGI shall be common shares of Axius, Inc. valued at US$0.10 per share for a total of 2,000,000 Axius common shares.

1.3 The present Agreement and any matter arising from or in connection with it shall be governed by and construed in accordance with the laws of applicable in the Emirate of Dubai and United Arab Emirates.

Each Party irrevocably agrees that any claim or matter arising from or in connection with this Agreement or the legal relationships established by or in connection with this Agreement shall be settled by arbitration in accordance with the provisions set forth under the DIAC Arbitration Rules, by three arbitrators appointed in compliance with the Rules.

The seat of the arbitration shall be in Dubai. The arbitral proceedings shall be conducted in the English language.

IN WITNESS WHEREOF the Parties to this MoU hereby accept the above terms and agree to be bound by the same:

Alpha Global Industries Ltd. (BVI)

By: Mr. Yve Deloche

Its: **President**

Yve DELOCHE

Thierry ISAIA

AXIUS Inc.

John Figliolini

CFO